Exhibit 6.6

EXECUTIVE MANAGEMENT AGREEMENT

THIS EXECUTIVE MANAGEMENT AGREEMENT (this "Agreement") is entered into, effective as of August 3, 2016, between Dubuc Motors Inc., a Delaware corporation (together with its successors and assigns, the "Corporation"), and Mario Dubuc (the "Executive").

Recitals

           A. The Corporation and Executive desire to enter into an agreement pursuant to which the Corporation will employ Executive as its Chief Executive Officer subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.      Employment.

The Corporation hereby engages Executive to serve as the Chief Executive Officer of the Corporation, and Executive agrees to serve the Corporation, during the Service Term (as defined in Section 4 below) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

2.      Duties.

During the Service Term, Executive, as the Chief Executive Officer of the Corporation, shall have all the duties and responsibilities customarily rendered by Chief Executive Officers of companies of similar size and nature and such other duties and responsibilities as may be delegated from time to time by the Board of the Corporation in their sole discretion. Executive will report to the to the Board.

Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Corporation and its Subsidiaries. With the consent of the Board, Executive will be permitted to serve on the boards of other companies so long as such service does not unreasonably interfere with his duties to the Corporation.

3.      Salary, Bonus and Benefits.

The Board shall make all decisions related to Executive's base salary and the payment of bonuses, if any. Executive's Annual Base Salary and other compensation will be reviewed by the Board at least annually.

(a)    Base Salary. During the Service Term, the Corporation will pay Executive a base salary (the "Annual Base Salary") as the Board may designate from time to time. The initial Annual Base Salary shall be at the rate of $125,000 per annum in accordance with the Corporation's customary payroll practices (minus all applicable withholdings). Executive's Annual Base Salary for any partial year will be pro-rated based upon the number of days elapsed in such year. The Annual Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Corporation's and Executive's performance.

(b)   Bonus Plan; Equity Awards. Executive shall be eligible to receive an annual bonus in accordance with Corporation bonus policy to be established by the Board from time to time (the "Annual Bonus"). The Annual Bonus, if any, will be determined by the Board based upon the Corporation's annual achievement of financial performance goals and other annual objectives as determined by the Board in good faith for each fiscal year of the Corporation. For 2016, Executive will be eligible to receive an Annual Bonus of up to fifty percent (50%) of his 2016 Annual Base Salary upon 100% achievement of 2016 annual objectives. For subsequent years, the Annual Bonus target as a percentage of then-current Annual Base Salary, may be adjusted, but may not be less than 50% of the Executive's then-current Annual Base Salary.

(c)    Benefits.

(i)             Executive and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any welfare or pension benefit plans and programs made available to the Corporation's senior level executives or to its employees generally (including, without limitation, medical, disability and life insurance programs, accidental death and dismemberment protection, leave and participation in retirement plans and deferred compensation plans), subject, however, to the generally applicable eligibility and other provisions of the various plans and programs and laws and regulations in effect from time to time.

(ii)            The Corporation shall reimburse Executive for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred during the Service Term in the performance of his services hereunder in accordance with the policies of the Corporation as they are from time to time in effect. Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Corporation any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which Executive seeks payment or reimbursement, and any other information or materials, which the Corporation may from time to time reasonably require. The Corporation shall pay Executive the amount of such an expense by the last day of Executive's taxable year following the taxable year in which Executive incurred such expense. The expenses that are subject to reimbursement pursuant to this Section 3(c)(ii) shall not be limited as a result of when the expenses are incurred. The amount of expenses eligible for reimbursement pursuant to thisSection 3(c)(ii) during a given taxable year of Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of Executive. The right to reimbursement pursuant to thisSection 3(c)(ii) is not subject to liquidation or exchange for another benefit.

(iii)          Executive shall be entitled to paid vacation of up to 7 days per annum (14 days per annum beginning February 1, 2017) which shall accrue pro rata during the applicable year and shall be entitled to medical, disability, family and other leave in accordance with Corporation policies as in effect from time to time for senior executives.

(iv)          Notwithstanding anything to the contrary contained above, the Corporation shall be entitled to terminate or reduce any employee benefit enjoyed by Executive pursuant to the provisions of this Section 3(c), but only if such reduction is part of an across-the-board reduction applicable to all executives of the Corporation who are entitled to such benefit.

4.      Employment Term.

Unless Executive's employment under this Agreement is sooner terminated as a result of Executive's resignation or termination in accordance with the provisions of Section 5 below, Executive's term of employment ("Service Term") under this Agreement shall commence on the date hereof and shall continue for a period of one year, and at the end of each day it shall renew and extend automatically for an additional day so that the remaining Service Term is always one year; provided, however, that either party may terminate this Agreement pursuant to Section 5 below for any reason, with or without Cause or with or without Good Reason, as the case may be, at any time upon thirty (30) days prior written notice to the other party of its decision to terminate (except in the event of termination for Cause, whereupon Executive's termination shall be effective immediately upon written notice thereof except for any required grace periods for  "Cause" as otherwise set forth below).

5.      Termination.

Executive's employment with the Corporation shall cease upon the first of the following events to occur:

(a)    Executive's death.

(b)   Executive's voluntary retirement at age 65 or older.

(c)    Executive's disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Corporation's disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Corporation and one by Executive), and (2) the Board has determined, based on competent medical advice, that such incapacity will likely last for a continuous period of at six (6) months. Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act.

(d)   Termination by the Corporation by the delivery to Executive of a written notice from the Board that Executive has been terminated ("Notice of Termination") with or without Cause. "Cause" shall mean termination for any of the following Executive's (A) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty in the performance of his duties to the Corporation or fraud; (B) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board; (C) gross negligence or willful misconduct with respect to the Corporation or any of its Subsidiaries; (D) material breach of this Agreement not cured within ten (10) days after receipt of written notice thereof from the Corporation; (E) failure, within ten (10) days after receipt by Executive of written notice thereof from the Corporation, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board reasonably believes does or may materially or adversely affect its business or operations; (F) misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Corporation or its Subsidiaries if Executive were to remain employed by the Corporation; (G) harassing or discriminating against the Corporation's employees, customers or vendors in violation of the Corporation's policies with respect to such matters; (H) misappropriation of funds or assets of the Corporation for personal use or willful violation of Corporation policies or standards of business conduct as determined in good faith by the Board; and/or (I) failure due to some action or inaction on the part of Executive to have immigration status that permits Executive to maintain full-time employment with the Corporation in the United States in compliance with all applicable immigration laws.

(e)    Executive's voluntary resignation by the delivery to the Board of a written notice from Executive that Executive has resigned with or without Good Reason.  "Good Reason" shall mean Executive's resignation from employment with the Corporation within thirty (30) days after (i) a material diminution in Executive's annual salary, duties, authority or responsibilities from the annual salary, duties, authority or responsibilities as in effect at the commencement of the Service Term, (ii) the Corporation's failure to perform any material obligation undertaken by the Corporation to Executive hereunder after Executive has provided the Corporation with written notice of such failure and such failure has not thereafter been cured within ten (10) days of the delivery of such written notice or (iii) notice by the Corporation to Executive that his primary place of employment is to be relocated to a geographic area more than 50 miles from Arlington, Delaware, without Executive's consent.

6. Rights on Termination.

(a)    If during the Service Term Executive's employment is terminated under Section 5 above (x) by the Corporation without Cause or (y) by Executive with Good Reason, then:

(i)              The Corporation shall pay to Executive, at the times specified in Section 6(a)(vii) below, the following amounts (the  "Severance Payments"):

(1)   the Accrued Obligation;

(2)   Executive's Annual Base Salary through the effective date of the termination of Executive's employment (the "Termination Date") for periods following his Separation From Service, to the extent not theretofore paid;

(3)   a lump sum in cash equal to the product of (x) 1/12 of the amount of the Annual Base Salary in effect immediately prior to the Termination Date and (y) 12; and

(4)   a lump sum in cash equal to the product of (x) the monthly basic life insurance premium applicable to Executive's basic life insurance coverage immediately prior to the Termination Date and (y) 12. Executive may, at his option, convert his basic life insurance coverage to an individual policy after the Termination Date by completing the forms required by the Corporation for this purpose.

(ii)            The Corporation will pay, when due and payable under the Annual Bonus plan, the pro rata portion, if any, of Executive's Annual Bonus earned up until such Termination Date.

(iii)          Subject to clause (iv), for 12 months following the Termination Date the Corporation shall arrange to provide Executive and his dependents medical insurance benefits substantially similar to those provided to Executive and his dependents immediately prior to the Termination Date (at no greater cost to Executive than such cost to Executive in effect immediately prior to the Termination Date, or, if greater, the cost to similarly situated active employees of the Corporation under the applicable group health plan of the Corporation). Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 6(a)(iii), or in-kind benefits provided, during Executive's taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. Executive's right to reimbursement or in-kind benefits pursuant to this Section 6(a)(iii) shall not be subject to liquidation or exchange for another benefit. To the extent that the payments or reimbursements made pursuant to this Section 6(a)(iii) are taxable to Executive and are not otherwise exempt from Section 409A, if Executive is a Specified Employee, any amounts to which Executive would otherwise be entitled under this Section 6(a)(iii) during the first six months following the date of Executive's Separation From Service shall be accumulated and paid to Executive on the date that is six months following the date of his Separation From Service.

(v)           Subject to Executive's group health plan coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the benefits listed in clause (iii) of thisSection 6(a) shall be reduced to the extent benefits of the same type are received by or made available to Executive during such period, and provided, further, that Executive shall have the obligation to notify the Corporation that he is entitled to or receiving such benefits.

(vi)          Payments and benefits provided to Executive under this Section 6 (other than Accrued Obligations) are contingent upon Executive's execution of a release substantially in the form of Exhibit A hereto.

(vii)         Executive shall not be permitted to specify the taxable year in which a payment described in this Section 6 shall be made to him.

(viii)        The Corporation shall pay Executive the amounts specified in Section 6(a)(i)(1) within thirty (30) days after the Termination Date. The Corporation shall pay to Executive the amounts specified in Sections 6(a)(i)(2), (3) and (4) on the date that is six months following the date of Executive's Separation From Service. Further, the Corporation shall pay to Executive, on the date that is six months following Executive's Separation From Service, an additional interest amount equal to the amount of interest that would be earned on the amounts specified in Sections 6(a)(i)(2), (3) and (4) and, to the extent subject to a mandatory six-month delay in payment, the amounts specified in Section 6(a)(iii), for the period commencing on the date of Executive's Separation From Service until the date of payment of such amounts, calculated using an interest rate equal to the six month U.S. Treasury Rate in effect on the date of Executive's Separation From Service.

(b)   If the Corporation terminates Executive's employment for Cause, if Executive dies or is disabled (as defined in Section 5(c) above), or if Executive resigns without Good Reason, the Corporation's obligations to pay any compensation or benefits under this Agreement will cease effective as of the Termination Date and the Corporation shall pay to Executive the Accrued Obligation within thirty (30) days following the Termination Date. The Corporation shall pay to Executive his Annual Base Salary for periods following his Separation From Service, to the extent not theretofore paid, within thirty (30) days following his Separation From Service if he is not a Specified Employee or on the date that is six months following his Separation From Service if he is a Specified Employee. Following such payments, the Corporation shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Corporation.

(c)    Notwithstanding the foregoing, the Corporation's obligation to Executive for Severance Payments or other rights under either Sections 6(a) or (b) above shall cease if Executive is in violation of the provisions ofSections 8 or 9 below.

(d)   If the Executive retires at age 65 or older the Corporation shall pay the Executive's Annual Base Salary through the retirement date and shall also pay when due and payable under the Annual Bonus plan the pro rata portion of any Annual Bonus that may have been earned by the Executive through the retirement date. No other amounts will be payable by the Corporation.

7.      Representations of Executive.

Executive hereby represents and warrants to the Corporation that the statements contained in this Section 7 are true and accurate as of the date of this Agreement.

(a)    Legal Proceedings. Executive has not been (i) the subject of any criminal proceeding (other than a traffic violation or other minor offense) which has resulted in a conviction against Executive, nor is Executive the subject of any pending criminal proceeding (other than a traffic violation or other minor offense), (ii) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude, (iii) the defendant in any civil complaint alleging damages in excess of $50,000, or (iv) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.

(b)   Securities Law. Executive, or a related party or other entity the Executive is associated with, has not been subject to a:

(i)             criminal conviction;

(ii)            court injunctions or restraining order;

(iii)            final order by a state or federal regulator;

(iv)            SEC disciplinary order;

(v)            SEC cease-and-desist order;

(vi)           suspension or expulsion from membership in a self-regulatory organization (SRO), such as FINRA, or from association with an SRO member;

(vii)          SEC stop or order suspending it from using the Regulation A exemption; or

(viii)         U.S. Postal Service false representation order.

As set-out in Rule 262 of Regulation A and Rule 506(D) of Regulation D of the Securities Act of 1933.

(c)    Employment Restrictions. Executive is not currently a party to any non-competition, non-solicitation, confidentiality or other work-related agreement that limits or restricts Executive's ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.

8.      Confidential Information; Proprietary Information, etc.

(a)    Obligation to Maintain Confidentiality. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for the Corporation or any of its Subsidiaries during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Corporation and its Subsidiaries. Therefore, Executive agrees that, other than in the course of performance of his duties as an employee of the Corporation, he will not at any time (whether during or after Executive's term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or records pertaining to the Corporation, its Subsidiaries and their respective business for any reason whatsoever without the Board's consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive's acts or omissions to act. Executive agrees to deliver to the Corporation at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Corporation may request in writing (whether during or after Executive's term of employment), all records pertaining to the Corporation, its Subsidiaries and their respective business which he may then possess or have under his control. Executive further agrees that any property situated on the Corporation's or its Subsidiaries'

(b)   premises and owned by the Corporation or its Subsidiaries, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Corporation or its Subsidiaries and their personnel at any time with or without notice. Nothing in this Section 8(a) shall be construed to prevent Executive from using his general knowledge and experience in future employment so long as Executive complies with this Section 8(a) and the other restrictions contained in this Agreement.

(c)    Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Corporation's or any of its Subsidiaries' actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Corporation or any of its Subsidiaries (including any of the foregoing that constitutes any Proprietary Information or records) ("Work Product") belong to the Corporation or such Subsidiary and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Corporation or such Subsidiary. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a  "work made for hire " under the copyright laws, and the Corporation or such Subsidiary shall own all rights therein. To the extent that any such copyrightable work is not a  "work made for hire, " Executive hereby assigns and agrees to assign to Corporation or such Subsidiary all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after Executive's term of employment) to establish and confirm the Corporation's or its Subsidiary's ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 8(b) to the contrary, the Corporation's ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of the Corporation or Subsidiaries or any Proprietary Information (including trade secrets), except that the Corporation's ownership of Work Product does include those inventions that: (i) relate to the business of the Corporation or its Subsidiaries or to the actual or demonstrably anticipated research or development relating to the Corporation's business; or (ii) result from any work that Executive performs for the Corporation or its Subsidiaries.

(d)   Third Party Information. Executive understands that the Corporation and its Subsidiaries will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Corporation's and its Subsidiaries' part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive's employment and thereafter, and without in any way limiting the provisions of Sections 8(a) and 8(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Corporation or its Subsidiaries who need to know such information in connection with their work for the Corporation or its Subsidiaries) or use, except in connection with his work for the Corporation or its Subsidiaries, Third Party Information unless expressly authorized by the Board in writing.

(e)    Use of Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

(f)    Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Corporation with written notice of the applicable law, regulation or process so that the Corporation may seek a protective order or other appropriate remedy. Executive will cooperate fully with the Corporation and the Corporation's representatives in any attempt by the Corporation to obtain any such protective order or other remedy. If the Corporation elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

9.      Non-competition and Non-solicitation.

(a)    Non-competition. As long as Executive is an employee of the Corporation or any Subsidiary thereof, and for a period ending twelve (12) months following the Termination Date of Executive's employment (the "Restrictive Covenant Period"), Executive shall not, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of producing and selling software used for learning foreign languages, including English as a foreign language or any other businesses then carried on by the Corporation or its Subsidiaries (the  "Business") in any geographic area in which: (i) Executive acted as an employee of the Corporation or its Subsidiaries and had contact with the customers of the Corporation or its Subsidiaries during the 12-month period immediately preceding the Termination Date, and (ii) the Corporation or its Subsidiaries is conducting business or has conducted business during the Restrictive Covenant Period.

(b)   Non-solicitation. As long as Executive is an employee of the Corporation or any Subsidiary thereof, and during the Restrictive Covenant Period thereafter, Executive shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of the Corporation or any Subsidiary to leave the employ of the Corporation or such Subsidiary, or in any way interfere with the relationship between the Corporation or any Subsidiary and any employee thereof; (ii) hire or employ any person who was an employee of the Corporation or any Subsidiary at any time during the 12-month period immediately preceding the Termination Date; (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Corporation or any Subsidiary to cease doing business with the Corporation or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Corporation or any Subsidiary; (iv) solicit or provide services related to the Business to any Person who was a customer or client of the Corporation or any Subsidiary at any time during the 12-month period immediately preceding the Termination Date; or (v) solicit or provide services related to the Business to any Prospective Customer. For purposes hereof, a "Prospective Customer" means any Person whom the Corporation or any of its Subsidiaries has entertained discussions with to become a client or customer at any time during the 12-month period immediately preceding the Termination Date and who has not explicitly rejected a business relationship with the Corporation.

(c)    Acknowledgment. Executive acknowledges that in the course of his employment with the Corporation and its Subsidiaries, he has and will become familiar with the trade secrets and other Proprietary Information of the Corporation and its Subsidiaries. Executive further acknowledges that as the Chief Operating Officer of the Corporation, Executive has and will have direct or indirect responsibility, oversight or duties with respect to the businesses of the Corporation and

(d)   its Subsidiaries and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the geographical restriction contained in this Section 9 is reasonable in all respects and necessary to protect the goodwill and Proprietary Information of the Corporation and that without such protection the Corporation's customer and client relations and competitive advantage would be materially adversely affected. It is specifically recognized by Executive that his services to the Corporation and its Subsidiaries are special, unique and of extraordinary value, that the Corporation has a protectable interest in prohibiting Executive as provided in this Section 9, that Executive is responsible for the growth and development of the Corporation and the creation and preservation of the Corporation's goodwill, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Corporation would not enter this Agreement with Executive without the restriction of this Section 9. Executive further acknowledges that the restrictions contained in this Section 9 do not impose an undue hardship on him and, since he has general business skills that may be used in industries other than that in which the Corporation and its Subsidiaries conduct their business, do not deprive Executive of his livelihood. Executive further acknowledges that the provisions of this Section 9 are separate and independent of the other sections of this Agreement.

(e)    Enforcement, etc. If, at the time of enforcement of Section 8 or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area. Because Executive's services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 12(f), in the event of a breach or threatened breach of this Agreement, the Corporation or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(f)    Submission to Jurisdiction. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in the Commonwealth of Delaware in any action or proceeding arising out of or relating to Section 8and/or 9 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 8and/or 9 of this Agreement in any other court. The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

10. Definitions.

"Accrued Obligation" means the sum of (a) Executive's Annual Base Salary through the Termination Date for periods through but not following his Separation from Service and (b) any accrued vacation pay earned by Executive, in each case, to the extent not theretofore paid.

"Affiliate" means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person. A Subsidiary of the Corporation shall be an Affiliate of the Corporation.

"Board" means the Board of Directors of the Corporation or any committee of the Board, such as the Compensation Committee, to which the Board has delegated applicable authority.

"Code" means the Internal Revenue Code of 1986, as amended.

"Person" means any individual or corporation, association, partnership, limited liability Corporation, joint venture, joint stock or other Corporation, business trust, trust, organization, university, college, governmental authority or other entity of any kind.

"Proprietary Information" means any and all data and information concerning the business affairs of the Corporation or any of its Subsidiaries and not generally known in the industry in which the Corporation or any of its Subsidiaries is or may become engaged, and any other information concerning any matters affecting or relating to the Corporation's or its Subsidiaries businesses, but in any event Proprietary Information shall include, any of the Corporation's and its Subsidiaries' past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Corporation's or its Subsidiaries businesses or industries, customers, customer lists, clients, client lists, the prices the Corporation and its Subsidiaries obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Corporation and its Subsidiaries, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information that Executive has obtained from a Person other than an employee of the Corporation or a Subsidiary, which was disclosed to him without a breach of a duty of confidentiality.

"Section 409A" means section 409A of the Code and the final Department of Treasury regulations issued thereunder.

"Separation From Service" shall have the meaning ascribed to such term in Section 409A.

"Specified Employee" means a person who is a  "specified employee" within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Board.

 "Subsidiary" means any corporation of which the Corporation owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

11. Notices.

All notices, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt or mailed, postage prepaid, certified or registered mail, return receipt requested and addressed to Dubuc at:

Dubuc Motors, Inc.
                c/o 12-3000 Watt

Quebec, QC, G1X 3Y8, Canada

Attention: the Board

and to the Executive at the address set forth below the Executive’s signature hereto. Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

12. Miscellaneous.

(a)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)   Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)    Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that its own telecopied signature will bind it and that it accepts the telecopied signature of each other party to this Agreement.

(d)   Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Corporation and their respective successors and assigns; provided that the rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of the other party, except for assignments by operation of law and assignments by the Corporation to any successor of the Corporation by merger, consolidation, combination or sale of assets. Any purported assignment in violation of these provisions shall be void ab initio.

(e)    Choice of Law; Jurisdiction. All questions or disputes concerning this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the Commonwealth of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Delaware. The parties hereby: (i) submit to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Delaware in any action or proceeding arising out of or

(f)    relating to this Agreement; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(g)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)   Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Corporation and Executive.

(i)     Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Corporation's chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday. The provisions of this Section 12(h) shall not apply to determine the date an amount is payable under Section 3(c)(ii) or 6.

(j)     Termination. This Agreement (except for the provisions of Sections 1, 2, 3, 4, 12 and 13) shall survive the termination of Executive's employment with the Corporation and shall remain in full force and effect after such termination.

(k)   No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion. Neither failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(l)     Insurance. The Corporation, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance with respect to Executive in any amount or amounts considered available provided, however, that such procurement of insurance does not restrict the amount of insurance that Executive may obtain for his own personal use. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(m) Withholding of Taxes on Behalf of Executive. The Corporation and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Corporation or any of its Subsidiaries to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes ( "Taxes") imposed with respect to Executive's compensation or other payments from the Corporation or any of its Subsidiaries or Executive's ownership interest

(n)   in the Corporation, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(o)   Waiver of Jury Trial. BOTH PARTIES TO THIS AGREEMENT AGREE THAT ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM RELATING TO THE TERMS AND PROVISIONS OF THIS AGREEMENT, OR TO ITS BREACH, MAY BE COMMENCED IN THE COMMONWEALTH OF DELAWARE IN A COURT OF COMPETENT JURISDICTION. BOTH PARTIES TO THIS AGREEMENT FURTHER AGREE THAT ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM SHALL BE RESOLVED BY A JUDGE ALONE, AND BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THAT RIGHT TO A TRIAL BEFORE A CIVIL JURY.

13. Certain Additional Payments by the Corporation.

(a)    Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by, or benefit from, the Corporation or an Affiliate or any person who acquires ownership or effective control or ownership of a substantial portion of the Corporation's assets (within the meaning of section 280G of the Code) or by any Affiliate of such person, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 13) (a "Payment") would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the  "Excise Tax"), then Executive shall be entitled to receive an additional payment (a  "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any Gross-Up Payment that the Corporation is required to make to reimburse Executive for federal, state and local taxes imposed upon Executive, including the amount of additional taxes imposed upon Executive due to the Corporation's payment of the initial taxes on such amounts, shall be made by the Corporation by the end of Executive's taxable year next following Executive's taxable year in which Executive remits the related taxes to the taxing authority.

(b)   Subject to the provisions of Section 13(c), all determinations required to be made under this Section 13, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm that is (i) not serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Corporation's assets (within the meaning of section 280G of the Code) or any Affiliate of such person and (ii) agreed upon by the Corporation and Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and Executive within 15 business days after appointment by the Corporation and Executive and receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 13, shall be paid by the Corporation to Executive within five days after the receipt of the Accounting Firm's determination and in no event later than the payment deadline specified in Section 13(a). Any

(c)    determination by the Accounting Firm shall be binding upon the Corporation and Executive. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Corporation should have been made ( "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 13(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Executive.

(d)   Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service, state or other taxing authority ("Taxing Authority") that, if successful, would require the payment by the Corporation of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the Taxing Authority seeks higher payment. Such notification shall be given as soon as practicable, but no later than ten business days after Executive is informed in writing of such claim, and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)             give the Corporation any information reasonably requested by the Corporation relating to such claim,

(ii)           take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(iii)         co-operate with the Corporation in good faith in order to effectively contest such claim, and

(iv)          permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred at any time during the period that ends ten years following the lifetime of Executive in connection with such proceedings and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax and income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 13(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of

(v)           taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Corporation shall not direct Executive to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Corporation may not advance to Executive the amount necessary to pay such claim. The Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Taxing Authority. The costs and expenses that are subject to be paid pursuant to this Section 13(c) shall not be limited as a result of when the costs or expenses are incurred. The amounts of costs or expenses that are eligible for payment pursuant to this Section 13(c)(iv) during a given taxable year of Executive shall not affect the amount of costs or expenses eligible for payment in any other taxable year of Executive. The right to payment of costs and expenses pursuant to this Section 13(c)(iv) is not subject to liquidation or exchange for another benefit. Any payment due under this Section 13(c)(iv) to reimburse Executive for any taxes shall be made to Executive by the Corporation by the end of Executive's taxable year following Executive's taxable year in which Executive remits the related taxes to the applicable taxing authorities.

(e)    If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 13(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Corporation's complying with the requirements of Section 13(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 13(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall not be required to be repaid.

14. Indemnification.

During and following the employment period, the Corporation shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Corporation or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of Corporation to the maximum extent permitted by applicable law and the Corporation's By-Laws. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. To the extent that the Corporation reduces the indemnity rights provided for under its By-Laws after execution of this Agreement, the Corporation's indemnity obligations hereunder shall be unaffected (to the extent permitted by applicable law).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DUBUC MOTORS INC.

By:	/s/ Mihalis Kakogiannakis
Mihalis Kakogiannakis, Chief Operating Officer

EXECUTIVE

/s/ Mario Dubuc
Mario Dubuc Address: 4676 De L’orée St Augustin de Desmaures QC G3A 1Y2 Canada

EXHIBIT A
Form of Release

Legal Release

This Legal Release ("Release") is between Dubuc Motors Inc. (the "Corporation") and Mario Dubuc ("Executive") (each a "Party", and together, the  "Parties"). For purposes of this Agreement  "Effective Date" shall mean the date on which Executive signs this Agreement.

RECITALS

A. Executive and the Corporation are parties to an Employment Agreement to which this Release is appended as Exhibit A (the "Employment Agreement").

B. Executive wishes to receive the Severance Benefit described Section 6(a) of the Employment Agreement.

C. Executive and the Corporation wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Separation Date defined below.

Agreement

The Parties agree as follows:

1.      Confirmation of Severance Benefit Obligation. The Corporation shall pay or provide to Executive the entire Severance Benefit, as, when and on the terms and conditions specified in the Employment Agreement.

2.      Legal Releases.

(a)    Executive, on behalf of Executive and Executive's heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive's counsel (all of whom are collectively referred to as  "Executive Releasers"), hereby fully and forever releases and discharges the Corporation, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Executive Releasee's act or omission, (all of whom are collectively referred to as  "Executive Releasees") of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act,

(b)   and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to: (i) any rights arising under this Agreement; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; or (iii) Executive's rights, if any, to indemnification, and/or defense under any Corporation certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract or any indemnification agreement with the Corporation, in connection with Executive's acts an omissions within the course and scope of Executive's employment with the Corporation. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker's compensation laws of any state that was not reported to the Corporation by Executive before the Effective Date, and Executive agrees not to not file a worker's compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability. Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Agreement Executive is giving up any right to bring any legal claim against the Corporation concerning, directly or indirectly, Executive's employment relationship with the Corporation, including Executive's separation from employment. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Corporation, to include all actual or potential legal claims that Executive may have against the Corporation, except as specifically provided otherwise in this Agreement.

(c)    The Corporation, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as  "Corporation Releasers"), hereby fully and forever release and discharge Executive, Executive's heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Corporation Releaser on account of Executive's employment with the Corporation or separation therefrom (all of whom are collectively referred to as  "Corporation Releasees") of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the Corporation Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission relating to Employee's employment with the Corporation or separation therefrom, without regard to present actual knowledge of such acts or omissions; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to: (i) any rights arising under this Agreement; (ii) a breach of fiduciary duty or other misconduct that renders Executive ineligible for indemnification by the Corporation under applicable law, or any right of recovery by the Corporation for Executive's breach of fiduciary duty or misconduct in his capacity as a director of the Corporation under applicable law; or (iii) any claim or claims that the Corporation may have against Executive as of the Effective Date of which the Corporation is not aware as of the Effective Date because of willful concealment by Executive. The Corporation understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Executive concerning, directly or indirectly, Executive's employment relationship with the Corporation. The Corporation agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Executive, to include all actual or potential legal claims that the Corporation may have against Executive relating to Employee's employment with the Corporation or separation therefrom, except as specifically provided otherwise in this Agreement.

(d)   In order to provide a full and complete release, each of the Parties understands and agrees that this Release is intended to include all claims, if any, covered under this Paragraph 2 that such Party may have and not now know or suspect to exist in his or its favor against any other Party and that this Release extinguishes such claims. Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the party being released.

(e)    Executive acknowledges that he consulted with an attorney of his choosing before signing this the Employment Agreement and this Release, and that the Corporation provided him with no fewer than twenty-one (21) days during which to consider the provisions of the Employment Agreement and this Release and, specifically the release set forth at Paragraph 2(a), above, although Executive may sign and return the Release sooner if he so chooses. Executive further acknowledges that he has the right to revoke this Release for a period of seven (7) days after signing it and that this Release shall not become effective until such seven (7)-day period has expired. Executive acknowledges and agrees that if he wishes to revoke this Release, he must do so in writing, and that such revocation must be signed by Executive and received by the Corporation in care of the Board no later than 5 p.m. (Eastern Time) on the seventh (7th) day after Executive has signed this Release. Executive acknowledges and agrees that, in the event that he revokes this Release, he shall have no right to receive the Severance Benefit. Executive represents that he has read this Release, including the release set forth in Paragraph 2(a), above, affirms that this Release and the Employment Agreement provide him with benefits to which he would not otherwise be entitled, and understands its terms and that he enters into this Release freely, voluntarily, and without coercion.

3.      Executive acknowledges that he has received all compensation to which he is entitled for his work up to his last day of employment with the Corporation, and that he is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Severance Benefit.

4.      Executive agrees that the only thing of value that he will receive by signing this Release is the Severance Benefit.

5.      The Parties agree that their respective rights and obligations under the Employment Agreement shall survive the execution of this Release.

6.      The parties understand and agree that this Agreement shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

7.      Executive represents and warrants to the Corporation that, prior to the Effective Date, Executive did not disclose to any person, other than to Executive's spouse, tax advisor and counsel, the terms of this Agreement or the circumstances under which the matter that is the subject of this Agreement has been resolved. After the Effective Date, neither Executive, counsel for Executive, nor any other person under Executive's control shall disclose any term of this Agreement or the circumstances of Executive's separation from the Corporation, except that Executive may disclose such information to Executive's spouse, or as required by subpoena or court order, or to an attorney or accountant to the extent necessary to obtain professional advice. Executive shall not be entitled to rely upon the foregoing exception for disclosures pursuant to subpoena or court order unless Executive has given the Corporation written notice, within three business days following service of the subpoena or court order.

8.      Executive covenants never to disparage or speak ill of the Corporation or any the Corporation product or service, or of any past or present employee, officer or director of the Corporation, nor shall Executive at any time harass or behave unprofessionally toward any past, present or future the Corporation employee, officer or director.

9.      Executive acknowledges that because of Executive's position with the Corporation, Executive may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Executive was involved during Executive's employment with the Corporation, or that concern matters of which Executive has information or knowledge (collectively, a  "Proceeding"). Executive agrees that Executive shall testify truthfully in connection with any such Proceeding, shall cooperate with the Corporation in connection with every such Proceeding, and that Executive's duty of cooperation shall include an obligation to meet with the Corporation representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Corporation reasonably requests, and to appear for deposition and/or testimony upon the Corporation's request and without a subpoena. The Corporation shall reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in honoring Executive's obligation of cooperation under this Section 9.

10.  Miscellaneous Terms and Conditions.

(a)    Understanding. Each party understands and agrees that Executive or it assumes all risk that the facts or law may be, or become, different than the facts or law as believed by the party at the time Executive or it executes this Agreement. Executive and the Corporation acknowledge that their relationship precludes any affirmative obligation of disclosure, and expressly disclaim all reliance upon information supplied or concealed by the adverse party or its counsel in connection with the negotiation and/or execution of this Agreement.

(b)   No Inducement. The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this Agreement, and that this Agreement is not in violation of or in conflict with any other agreement of either party.

(c)    Survival. All covenants and warranties contained in this Agreement are contractual and shall survive the closing of this Agreement.

(d)   Successors and Assigns. This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties' heirs, successors and assigns.

(e)    Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Delaware, irrespective of the choice of law rules of any jurisdiction.

(f)    Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Notwithstanding the foregoing, if Section 2(a), above, is declared void or unenforceable, then this Agreement shall be null and void and both parties shall be restored to the positions that they occupied before the Agreement's execution (meaning that, among other things, all sums paid by the Corporation pursuant to Section 1, above, shall be immediately refunded to the Corporation); provided that in such circumstances this Agreement and the facts and circumstances relating to its execution shall be inadmissible in any later proceeding between the parties, and the statutes of limitations applicable to claims asserted in the proceeding shall be

(g)    deemed to have been tolled for the period between the Effective Date and 10 days after the date on which Section 2(a) is declared unenforceable.

(h)   Entire Agreement. This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements.

(i)     Modification. This Agreement shall not be modified except in a writing signed by the parties.

(j)     Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by a writing signed by the party charged with the waiver or estoppel. No waiver of any breach of this Agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this Agreement.

(k)   Headings. Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Agreement.

(l)     Interpretation. Pronouns contained in this Agreement shall apply equally to the feminine, neuter and masculine genders. The singular shall include the plural, and the plural shall include the singular.

(m) Further Action in Support. Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Agreement.

(n)   Contesting Validity Threshold. Any party contesting the validity or enforceability of any term of this Agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(o)   Waiver of Rule of Construction. The parties acknowledge that they have reviewed this Agreement in its entirety and have had a full and fair opportunity to negotiate its terms and to consult with counsel of their own choosing concerning the meaning and effect of this Agreement. Each party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

(p)   Jurisdiction. Every dispute arising from or relating to this Agreement shall be tried only in the state or federal courts situated in the Commonwealth of Delaware. The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

(q)   Recovery of Costs. In any action relating to or arising from this Agreement, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys' fees.

(r)     Counterpart Execution. This Agreement may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.

NOTE: DO NOT SIGN THIS SUPPLEMENTAL LEGAL RELEASE UNTIL AFTER EXECUTIVE'S FINAL DAY OF EMPLOYMENT.

DUBUC MOTORS INC.	EXECUTIVE

By:
[name, title]	Mario Dubuc

Date:	Date: